Exhibit 99.1

LQR House Inc. Secures Second Major Purchase Order for SWOL Tequila Following LCBO Approval in Canada

MIAMI BEACH, FL / ACCESSWIRE / March 21, 2025 / LQR House Inc. (the “Company” or “LQR House”) (NASDAQ:YHC), a niche e-commerce platform specializing in the spirits and beverage industry, is pleased to announce that Of The Earth Distribution Corp. (OTE) has placed a new purchase order for 168 cases of SWOL Tequila following its successful launch and approval by the Liquor Control Board of Ontario (LCBO).

This milestone comes after over 50% of the initial inventory has already sold, with the remaining cases expected to sell out before the new order arrives in Ontario—highlighting the strong and accelerating demand for SWOL Tequila in the region. With this latest order, OTE is actively expanding its distribution footprint, making SWOL Tequila available in select restaurants and bars across the province with plans for further growth.

With tariffs and ongoing uncertainty surrounding U.S.-made alcohol sales in Canada, LQR House sees a strategic opportunity to ship SWOL Tequila directly from Mexico to Canada. The company has long recognized that Canada’s premium tequila market lags behind the U.S., and with these new trade barriers, access to high-end brands in Canadian liquor stores may become even more limited. Since SWOL Tequila is shipped directly from Mexico to Canada and has already received LCBO approval for sales in Ontario, LQR House believes it is well-positioned to gain significant traction in the Canadian market.

“The response to SWOL Tequila has far exceeded our expectations,” said Jason Pucci, CEO of Of The Earth Distribution Corp. “Selling over half of our initial consignment so quickly confirmed what we had hoped—Ontario’s tequila drinkers are eager for something new and unique. We now have continuous demand for this exceptional brand and are committed to expanding its availability throughout the province. SWOL brings a distinct character to the market—something that discerning tequila drinkers immediately recognize and appreciate.”

The Company believes that this second major purchase order comes as a strong validation of SWOL Tequila’s premium positioning and consumer appeal. This success highlights the effectiveness of LQR House’s strategic partnership with OTE, reinforcing the Company’s ability to deliver sought-after brands to new markets.

“Working with OTE has been an incredible experience for all of us at LQR House,” said Sean Dollinger, CEO of LQR House. “This second purchase order— following LCBO approval—reaffirms what we knew all along: SWOL Tequila is not just another spirit on the shelf. It’s a differentiated product that captivates consumers, keeping them coming back for more. We are excited to see its continued expansion and impact in the Ontario market.”

As demand for high-quality, artisanal tequila continues to rise, LQR House remains committed to expanding the reach of SWOL Tequila while maintaining its reputation for excellence in product curation and market execution.

About LQR House Inc.

LQR House intends to become a prominent force in the wine and spirits e-commerce sector, epitomized by its flagship alcohol marketplace, cwspirits.com. This platform seamlessly delivers a diverse range of emerging, premium, and luxury spirits, wines, and champagnes from esteemed retail partners like Country Wine & Spirits. Functioning as a technology-driven hub, LQR House utilizes software, data analytics, and artificial intelligence to elevate the consumer experience. CWSpirits.com stands out as the go-to destination for modern, convenience-oriented shoppers, providing a curated selection of alcohol products delivered to homes across the United States. Beyond its role in an e-commerce sector, LQR House is a marketing agency with a specialized focus on the alcohol industry. The Company measures campaign success by directly correlating it with sales on CWSpirits.com, demonstrating a return on investment. Backed by an influential network of over 550 figures in the alcohol space, LQR House strategically drives traffic to CWSpirits.com, enhancing brand visibility. LQR House intends to disrupt the traditional landscape of the alcohol industry, driven by its dedication to providing an unparalleled online purchasing experience and delivering tailored marketing solutions.

About Of The Earth Distribution Corp.

Of The Earth Distribution Corp. is a premier distributor of fine spirits in Canada, committed to delivering top-quality products to the Canadian market. With a focus on exceptional service and client satisfaction, the company works with global partners to bring world-class spirits to Ontario and beyond.

Forward-Looking Statements

Certain statements in this announcement are forward-looking statements. These forward-looking statements involve known and unknown risks and uncertainties and are based on the Company’s current expectations and projections about future events that the Company believes may affect its financial condition, results of operations, business strategy and financial needs. Shareholders can identify these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “potential,” “continue” or other similar expressions. Forward-looking statements contained in this press release are made only as of the date of this press release. The Company undertakes no obligation to update or revise publicly any forward-looking statements to reflect subsequent occurring events or circumstances, or changes in its expectations that arise after the date hereof, except as may be required by law. These statements are subject to uncertainties and risks including, but not limited to, the uncertainties related to market conditions, and other factors discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, and in other reports and documents that the Company files from time to time with the United States Securities and Exchange Commission (the “SEC”). You are urged to carefully review and consider any cautionary statements and other disclosures, including the statements made under the headings “Risk Factors”. Although the Company believes that the expectations expressed in these forward-looking statements are reasonable, it cannot assure you that such expectations will turn out to be correct, and the Company cautions investors that actual results may differ materially from the anticipated results and encourages investors to review other factors that may affect its future results described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, and in other reports and documents that the Company files from time to time with the SEC. Additional factors are discussed in the Company’s filings with the SEC, which are available for review at www.sec.gov. References and links to websites have been provided as a convenience, and the information contained on such websites has not been incorporated by reference into this press release.

Investor and Media Contact:

info@lqrhouse.com